EXHIBIT 11.1

                                INTERCARDIA, INC.

             STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
                  (Dollars in thousands, except per share data)



                                                      Three Months Ended                         Nine Months Ended
                                                           June 30,                                  June 30,
                                             -------------------------------------     --------------------------------------
                                                   1996                1995                  1996                1995
                                             -----------------     -----------------   ------------------  ------------------
Net Income (Loss) per Unaudited
Consolidated Statements of Operations         $         (777)     $     (705)           $         2,068     $        (1,288)
                                             =================   =================     =================   ==================

Calculation of Weighted Average
       Number of Common Shares and
       Common Share Equivalents:
           Common Stock                             6,726,621           3,500,000             5,273,114            3,500,000
           Series A Preferred Stock                                       692,621 (1)           312,060              692,621 (1)
           Stock Options and Warrants                                     681,826 (2)           227,275              681,826 (2)
                                             -----------------   -----------------     -----------------   ------------------
                                                    6,726,621           4,874,447             5,812,449            4,874,447
                                             =================   =================     =================   ==================
Net Income (Loss) per Common Share            $        (0.12)     $        (0.14)       $          0.36     $         (0.26)
                                             =================   =================     =================   ==================



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(1)      All of the Series A Preferred shares were issued within one year of the initial filing date of Intercardia's initial public offering and are therefore treated as outstanding in accordance with Staff Accounting Bulletin Topic 4-D.

(2) Includes stock options and warrants granted within one year of the initial filing date of Intercardia's initial public offering, which are treated as outstanding in accordance with Staff Accounting Bulletin Topic 4-D. The amount is net of 60,882 shares that would be repurchased under the treasury stock method.

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